Exhibit 10.4

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration set forth on Schedule A hereto, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Marsh & McLennan Companies, Inc. and its subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. § 1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release or that arise under or are preserved by Section 3.7, Article 5 and Section 6.8 of the Employment Agreement, effective as of March 20, 2008, by and between Company and the Executive (the “Employment Agreement”) and shall not waive post-termination health-continuation insurance benefits required by state or Federal law.

2. Also for the valuable consideration set forth on Schedule A hereto, the adequacy of which is hereby acknowledged, by execution of this General Release Executive also has entered into Schedule B hereto, which is incorporated herein by reference but which shall be considered a separate and severable undertaking by Executive, under English law References to this General Release herein include and incorporate by reference Schedule B.

3. Executive intends this General Release to be binding on his successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1, above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to his employment with or his termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

4. Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with Company.

5. Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company, and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

6. In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)	Executive understands the terms of this General Release;

(c)	The consideration offered by Company under Article 5 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;

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(e)	Company is giving Executive a period of at least twenty-one (21) days within which to consider this General Release;

(f)	Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

(g)	This General Release and all payments and benefits otherwise payable under Article 5 of the Employment Agreement (other than the Accrued Obligations) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

7. This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2, above, does not apply to claims under the ADEA that challenge the validity of this General Release.

8. To revoke this General Release, Executive must send a written statement of revocation to:

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

Attn: Peter Beshar, General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

9. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law and Schedule B. Schedule B shall be construed in accordance with English law and the parties irrevocably submit to the jurisdiction of the English Courts to settle any disputes which may arise in connection with Schedule B.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	15 December ‘08	/s/ Simon V. Freakley
Simon V. Freakley

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SCHEDULE A

This Agreement has been entered into by and between Marsh & McLennan Companies, Inc. (together with its successors and assigns, the “Company”) and Simon V. Freakley (“you”) with respect to your termination of employment effective as of November 14, 2008 (“your date of termination”).

The Company agrees to pay and/or provide you the following:

1. Cash severance: $2,250,000, representing 100% of the sum of your base salary and deemed annual bonus as determined in accordance with Section 5.5(d) of the employment agreement between the Company and you dated as of March 20, 2008 (the “Employment Agreement”), paid within thirty (30) days following the “effective date” of the General Release (“Irrevocability Date”), but in no event later than the time necessary for payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A.

2. 2008 Annual bonus: $750,000, paid within thirty (30) days following the Irrevocability Date, but in no event later than the time necessary for payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A.

3. Kroll Leadership Bonus Plan: The unvested portion of your award under the Kroll Leadership Bonus Plan (approximately $125,000) will be paid to you in January 2009.

4. Equity-based awards: All stock options, restricted stock units and performance restricted stock units you hold as of your date of termination shall be treated in accordance with their Terms and Conditions, as described in Exhibits 1 and 2.

5. Health care coverage: You are eligible to elect continuation of group medical and dental coverage as provided under COBRA. Alternatively, you may receive the welfare benefit described below (the “Welfare Benefit”) in lieu of such COBRA continuation coverage. The Welfare Benefit will provide continuation of group welfare coverage for you and your eligible dependents comparable to the coverage provided to similarly-situated active participants (and their dependents) for 12 months following your termination of employment, followed immediately by coverage for a period, and on a basis, that is substantially similar to the COBRA continuation coverage that would apply if your termination of employment occurred at the conclusion of such 12-month period. The premium contribution for the first 12 months shall be the same as the premium contribution for similarly-situated active participants, except that your premium contribution shall be made on an after-tax basis and the Company will impute taxable income equal to the difference between the premiums paid by you and the full premium cost for similarly situated COBRA participants. Thereafter, the premium contribution shall be the same as for similarly-situated COBRA participants. Provision of the Welfare Benefit is subject to you satisfying and continuing to satisfy all requirements necessary to maintain such coverage, including without limitation, paying your share of all required premiums on a timely basis. The Company will not provide you with any additional compensation should you choose not to elect the Welfare Benefit.

6. Shipment of Household Goods. MMC will pay for a shipment of household goods from New York, New York, USA to London, England within 120 days of the Irrevocability Date, up to a maximum of $25,000.

7. Reimbursement of Business Expenses. The Company agrees to promptly reimburse you for any reasonable business-related expenses incurred by you in connection with the performance of your duties under the Employment Agreement through and including your date of termination, subject, however, to the Company’s written policies relating to business-related expenses as in effect on your date of termination.

8. Other Plans/Programs. You shall also be entitled to any payment, benefit or entitlement due to you pursuant to, and subject to the terms of, any applicable plan, program, policy, arrangement of, or other agreement with, the Company or any of its affiliates. You will also receive payment for twenty two (22) accrued and unused vacation days.

9. Participation in the UK Restructuring Business. The provisions of Article 4 of the Employment Agreement shall continue to apply; provided, however that notwithstanding the foregoing, your continued participation in the corporate recovery and insolvency services and advice business carried on by Zolfo Cooper LLP (the “UK Restructuring Business”) and your solicitation of clients or employees in connection with your participation in the UK Restructuring Business will not be treated as a violation of your obligations to the Company under such Article 4.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this agreement/Schedule A on this 15th day of December 2008. The Company represents that all corporate action necessary to permit it to perform its obligations under this Schedule A have been taken and the officer signing this Schedule A is duly authorized to do so.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Brian Duperreault

Name:	Brian Duperreault
Title:	President & Chief Executive Officer

SIMON V. FREAKLEY

IN WITNESS WHEREOF, each of the parties hereto has duly executed this agreement/Schedule A on this 15th day of December 2008. The Company represents that all corporate action necessary to permit it to perform its obligations under this Schedule A have been taken and the officer signing this Schedule A is duly authorized to do so.

MARSH & MCLENNAN COMPANIES, INC.

By:

Name:
Title:

/s/ Simon V. Freakley SIMON V. FREAKLEY

EXHIBIT 1

[OPTION SPREADSHEET]

Summary of Stock Options

Simon Freakley

as of November 14, 2008

					Options Outstanding (Before Termination)		Effect of Termination
Grant Type	Grant Date	Scheduled Vesting Date	Grant Price	Performance Contingency Price	Vested (#)	Unvested (#)	Without Cause Termination Assumed 11/14/2008
Non-Qualified Stock Option	02/26/08	25% Per Year	$26.070000	$29.980500	0	75,758	Forfeit Unvested Options Upon Termination. Vested Options Expire 90 Days from Termination
Non-Qualified Stock Option	02/12/07	25% Per Year	$29.600000	$34.040000	7,813	23,437	Forfeit Unvested Options Upon Termination. Vested Options Expire 90 Days from Termination
Non-Qualified Stock Option	03/15/06	25% Per Year	$30.215000	$34.747250	29,762	29,762	Forfeit all Vested and Unvested Options Upon Termination
Non-Qualified Stock Option	03/16/05	25% Per Year	$30.505000	$35.080750	101,250	33,750	Forfeit all Vested and Unvested Options Upon Termination

		GRAND TOTAL			138,825	162,707

EXHIBIT 2

[UNIT SPREADSHEET]

Summary of Restricted Stock Units & Performance Restricted Units

Simon Freakley

as of November 14, 2008

			Units Outstanding (as of 11 /14/2008)	Units Distributed After Termination
Grant Type	Grant Date	Scheduled Vesting Date	Units (#)	Treatment Upon Termination Without Cause Assumed 11/14/2008	# of Units Vesting on Termination
Performance Restricted Units	02/12/07	02/12/10	16,892	Pro-Rata Vest and Distribute Based on Performance at End of Performance Cycle	9,880
	Total Performance Restricted Units:		16,892		9,880
Restricted Stock Units	02/26/08	02/26/11	19,180	Pro-Rata Vesting and Distribution	4,585
	02/12/07	02/12/10	2,816	Pro-Rata Vesting and Distribution	1,647
	02/12/07	02/12/09	2,815	Pro-Rata Vesting and Distribution	2,469
	Total Restricted Stock Units:		24,811		8,701

	GRAND TOTAL		41,703		18,581

SCHEDULE B

1.	RESTRICTIVE COVENANTS

1.1	Scope of restrictive covenants

For a period of 12 months following the Executive’s date of termination of employment the Executive will not (except with prior written consent of the Board of the Company) directly or indirectly do or attempt to do any of the following:

(a)	to any material extent, undertake, carry on or be employed, engaged or interested in any capacity in the supply or proposed supply of Competitive Services within the Territory. Competitive Services will be provided within the Territory if any business in which the Executive is to be involved is located, or will be located, or is conducted or will be conducted, wholly or partly within the Territory;

(b)	be employed or engaged in any capacity by a Customer in connection with the supply of Competitive Services;

(c)	entice, induce or encourage a Customer to transfer or remove custom from the Company or any member of the Group;

(d)	solicit or accept business from a Customer for the supply of Competitive Services; or

(e)	entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company or any member of the Group for the purpose of being involved in or concerned with the supply or proposed supply of Competitive Services, regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company or any member of the Group by so doing.

Nothing in Paragraph 1.1 will prevent the Executive after the date of termination of employment from holding or being interested in bona fide investments representing not more than one per cent of any class of shares or securities in any company listed or dealt in on any recognised stock exchange.

1.2	Defined terms in this Paragraph

For the purpose of this Paragraph 1:

(a)	“Company” means Marsh & McLennan Companies, Inc.

(b)	“Competitive Services” means goods or services competitive with those which during or at the expiry of the Relevant Period the Company or any member of the Group was supplying or negotiating or actively and directly seeking to supply to any Customer for the purpose of Relevant Business but excluding such types of goods or services if they were only provided to persons who indicated unequivocally during the first six months of the Relevant Period that they would not be a customer for the purposes of Sub-Paragraph 1.2(c)(i);

(c)	“Customer” means a person:

(i)	who is at the expiry of the Relevant Period or who was at any time during the Relevant Period a customer of the Company or any member of the Group (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any member of the Group was actively and directly seeking to supply goods or services, in either case for the purpose of Relevant Business; and

(ii)	with whom the Executive or an Employee reporting directly to him working to any material extent in Relevant Business had dealings at any time during the Relevant Period or for whom the Executive was responsible or about whom the Executive was in possession of confidential information, in any such case in the performance of duties for the Company or any member of the Group.

Nothing in Sub-Paragraph 1.2(c)(i) will include a person who indicated unequivocally during the first six months of the Relevant Period that such person would not be a customer for the purposes of that Sub-Paragraph;

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(d)	“Employee” means a person who:

(i)	is employed in or who renders services to Relevant Business of the Company or any member of the Group in a managerial or marketing or sales or senior capacity;

(ii)	has responsibility for customers of the Company or any member of the Group or influence over them; or

(iii)	is in possession of confidential information about the Group’s business;

and who in any such case was so employed and so rendered services during the Relevant Period and who:

(iv)	had dealings with the Executive during the Relevant Period; or

(v)	about whom at the end of the Relevant Period the Executive had confidential or sensitive information by virtue of the Executive’s duties;

(e)	“Group” means the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, where “holding company”, “parent undertaking”, “subsidiary”, and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006;

(f)	“Relevant Business” means the areas of business of the Company or any member of the Group in which, pursuant to his duties, the Executive was materially involved at any time during the Relevant Period;

(g)	“Relevant Period” means the period of twelve months ending on the last day of the Executive’s employment with the Company or any member of the Group;

(h)	“Territory” means England, Wales, Scotland and/or Northern Ireland and any other country or, in the United States, any state in which the Company or any

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member of the Group is operating or planning to operate Relevant Business at the expiry of the Relevant Period. Relevant Business will be operating within the Territory at the expiry of the Relevant Period if it has been located, conducted or promoted in that country or state during the Relevant Period.

1.3	Severability

Each part of this Paragraph 1 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by the Executive, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

1.4	Legitimate business interest

The Executive acknowledges that each of the restrictions in this Paragraph 1 goes no further than is necessary for the protection of the Company’s and each member of the Group’s legitimate business interests.

1.5	Application of Schedule B

(a)	This Schedule B shall apply if the Executive is domiciled, as set out in the Civil Jurisdiction and Judgments Order 2001 (SI 2001 No 3929), at any stage during the period of 12 months following the date of the Executive’s termination of employment in the European Union. If this Schedule B applies Article 4.1 (a) of the Employment Agreement shall not apply for so long as this Schedule B applies. For the avoidance of doubt Article 4.1 (b) to (e) shall continue to apply to the extent each of these is relevant.

(b)	The Executive’s continued participation in the corporate recovery and insolvency services and advice business carried on by Zolfo Cooper LLP (the “UK Restructuring Business”) and the Executive’s solicitation of Customers or Employees in connection with the Executive’s participation in the UK Restructuring Business will not be treated as a violation of the Executive’s obligations to the Company under this Schedule B.

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